As filed with the Securities and Exchange Commission on September 6, 2019
Registration No. __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Torchlight Energy Resources, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	1311	74-3237581
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093
(214) 432-8002

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John A. Brda
Chief Executive Officer
5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093
(214) 432-8002

  (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Robert D. Axelrod
Axelrod & Smith
5300 Memorial Drive, Suite 1000
Houston, Texas 77007
(713) 861-1996

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per Share		Proposed maximum aggregate offering price	Amount of registration fee (2)
Common stock, $.001 par value	1,353,500		$1.065	(4)	$1,441,478	$174.71
Common stock, $.001 par value, upon conversion of convertible promissory notes	1,827,273	(3)	$1.065	(4)	$1,946,046	$235.86
Common stock, $.001 par value, upon exercise of warrants	365,455	(3)	$1.065	(4)	$389,210	$47.17
Total:	3,546,228		1.065		$3,776,732	$457.74

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock which may become issuable by reason of any stock dividends, stock splits, or similar transactions which results in an increase in the number of registrant’s outstanding shares of common stock.

(2)	This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457 under the Securities Act.

(3)	Represents the maximum number of shares of common stock that the registrant expects could be issuable upon conversion of the convertible promissory notes and/or exercise of the warrants.

(4)
The shares offered will be sold by the selling stockholders in market transactions, or through negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.  Accordingly, the price indicated is based on the average of the high and low prices reported by NASDAQ for September 4, 2019, in compliance with Rule 457(c) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, Dated September 6, 2019

Prospectus

Torchlight Energy Resources, Inc.

3,546,228 SHARES OF COMMON STOCK

This prospectus relates to the offering for resale by the selling stockholders of up to 3,546,228 shares of our common stock, $0.001 par value, which includes:

(i) 1,353,500 shares of common stock (the “Common Shares”);
(ii) 1,827,273 shares of common stock issuable upon conversion of certain 8% Unsecured Convertible Promissory Notes at a conversion price of $1.10 per share (the “Notes”); and
(iii) 365,455 shares of common stock issuable upon exercise of certain warrants to purchase common stock at an exercise price of $1.35 per share (the “Warrants”).

We sold the 1,353,500 Common Shares to investors in June and July of 2019 in a private offering. We sold the $2,010,000 in total principal amount in Notes, which included warrant coverage in the total amount of 365,455 Warrants, to investors in July of 2019 in a private offering. We are required to file a registration statement covering the Common Shares and the shares of common stock underlying the Notes and Warrants, pursuant to the subscription agreements we entered into with the respective investors.

For a list of the selling stockholders, please see “Selling Stockholders” section herein.  We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from the sale thereof.  We will, however, receive proceeds from any Warrants exercised, which are exercisable for cash.  We will bear all expenses, other than selling commissions and fees of the selling stockholders, in connection with the registration and sale of the shares being offered by this prospectus.

These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Our common stock is listed on the NASDAQ Capital Market under the symbol “TRCH.”  On September 5, 2019, the last reported sales price of our common stock was $1.11 per share.

Investing in any of our securities involves risk. Please see the “Risk Factors” sections beginning on page 11 for a discussion of certain risks that you should consider in connection with an investment in the securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _________ __, 2019.

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires, “Torchlight,” “Torchlight Energy,” the “Company,” “we,” “us” and “our” refer to Torchlight Energy Resources, Inc., a Nevada corporation, and its subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The shares of common stock are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus, and you should assume that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of the common stock.

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), this prospectus incorporates important business information about us that is contained in documents that we file with the SEC but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as from us. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC electronically. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can access the electronic versions of these filings on the SEC’s website found at www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract, agreement or other document, the reference is only a summary and you should refer to the exhibits that are filed with, or incorporated by reference into, the registration statement for a copy of the contract, agreement or other document. You may review a copy of the registration statement at the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below:

●
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 18, 2019;

●
Our Quarterly Reports on Form 10-Q filed for the quarter ended March 31, 2019, filed with the SEC on May 10, 2019, and the quarter ended June 30, 2019, as filed with the SEC on August 9, 2019;

●
Our Current Reports on Form 8-K, as filed with the SEC on February 8, 2019 and February 26, 2019; and

●
The description of our common stock, par value $0.001 per share, contained in our registration statement on Form 8-A (Registration Statement No. 001-36247) filed with the SEC on December 13, 2013, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01, or any corresponding information furnished under Item 9.01, on any Current Report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of each offering under this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this prospectus shall be deemed modified, superseded, or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is, or is deemed to be incorporated, by reference in this prospectus modifies, supersedes, or replaces such statement. Any statement so modified, superseded, or replaced shall not be deemed, except as so modified, superseded, or replaced, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon that person’s written or oral request, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents). Requests should be directed to:

John A. Brda, Chief Executive Officer
Torchlight Energy Resources, Inc.
5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093
Telephone: (214) 432-8002
Email: john@torchlightenergy.com

You also may access these filings on our website at www.torchlightenergy.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in this prospectus or any supplement to this prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “may,” “will,” “expects,” believes,” “plans,” “estimates,” “potential,” or “continue,” or the negative thereof or other and similar expressions are forward-looking statements. In addition, in some cases, you can identify forward-looking statements by words of phrases such as “trend,” “potential,” “opportunity,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions. These forward looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. In addition to the factors set forth in this prospectus and the documents incorporated by reference in this prospectus, including under the section entitled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2018 and in any other reports that we file with the SEC, the following factors, among others, could cause actual results to differ materially from the anticipated results: demand for oil and natural gas; our ability to raise or access capital; general economic or industry conditions, nationally and/or in the communities in which our company conducts business; changes in the interest rate environment; legislation or regulatory requirements; conditions of the securities markets; changes in accounting principles, policies or guidelines; financial or political instability; acts of war or terrorism; and other economic, competitive, governmental, regulatory and technical factors affecting our operations, products and prices.

All forward-looking statements speak only as of the date of this prospectus or, in the case of any documents incorporated by reference in this prospectus, the date of such document, in each case based on information available to us as of such date, and we assume no obligation to update any forward-looking statements, except as required by law.

THE COMPANY

Overview

We are an energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States. We are primarily focused on the acquisition of early stage projects, the development and delineation of these projects, and then the monetization of those assets once these activities are completed.

Since 2010, our primary focus has been the development of interests in oil and gas projects we hold in the Permian Basin in West Texas, which presently include the Orogrande Project in Hudspeth County, Texas, the Hazel Project in the Midland Basin and the project in Winkler County, Texas in the Delaware Basin.

We employ a private equity model within a public platform, with the goal to (i) enter into a play at favorable valuations, (ii) “prove up” and delineate the play through committed capital and exhaustive geologic and engineering review, and (iii) monetize our position through an exit to public and private independents that can continue full-scale development.

We operate our business through five wholly-owned subsidiaries, Torchlight Energy, Inc., a Nevada corporation (“TEI”), Torchlight Energy Operating, LLC, a Texas limited liability company, Hudspeth Oil Corporation, a Texas corporation (“Hudspeth”), Torchlight Hazel, LLC, a Texas limited liability company, and Warwink Properties, LLC, a Texas limited liability company.

We currently have two full time employees and no part time employees. We anticipate, as needed, we will add additional employees, and we will continue using independent contractors, consultants, attorneys, and accountants as necessary to complement services rendered by our employees. We presently have independent technical professionals under consulting agreements who are available to us on an as needed basis.

We were incorporated in October 2007 under the laws of the State of Nevada as Pole Perfect Studios, Inc. Our principal executive offices are located at 5700 W. Plano Parkway, Suite 3600, Plano, Texas 75093. The telephone number of our principal executive offices is (214) 432-8002.

Current Projects

As of June 30, 2019, we had interests in four oil and gas projects: the Orogrande Project in Hudspeth County, Texas, the Hazel Project in Sterling, Tom Green, and Irion Counties, Texas, the Warwink Project in Winkler County, Texas and the Hunton wells in partnership with Husky Ventures in central Oklahoma.

Orogrande Project, West Texas

On August 7, 2014, we entered into a Purchase Agreement with Hudspeth Oil Corporation (“Hudspeth”), McCabe Petroleum Corporation (“MPC”), and Gregory McCabe, our Chairman. Mr. McCabe was the sole owner of both Hudspeth and MPC. Under the terms and conditions of the Purchase Agreement, at closing, we purchased 100% of the capital stock of Hudspeth which holds certain oil and gas assets, including a 100% working interest in approximately 172,000 mostly contiguous acres in the Orogrande Basin in West Texas. As of December 31, 2017, leases covering approximately 134,000 acres remain in effect. As consideration, at closing we issued 868,750 restricted shares of our common stock to Mr. McCabe and paid a total of $100,000 in geologic origination fees to third parties. Additionally, Mr. McCabe has, at his option, a 10% working interest back-in after payout and a reversionary interest if drilling obligations are not met, all under the terms and conditions of a participation and development agreement among Hudspeth, MPC and Mr. McCabe. Mr. McCabe also holds a 4.5% overriding royalty interest in the Orogrande acreage, which he obtained prior to, and was not a part of, the August 2014 transaction. We believe all drilling obligations through June 30, 2019 have been met.

On September 23, 2015, Hudspeth entered into a Farmout Agreement with Pandora Energy, LP (“Pandora”), Founders Oil & Gas, LLC (“Founders”), and for the limited purposes set forth therein, MPC and Mr. McCabe, for the entire Orogrande Project in Hudspeth County, Texas. The Farmout Agreement provided that Hudspeth and Pandora (collectively referred to as “Farmor”) would assign to Founders an undivided 50% of the leasehold interest and a 37.5% net revenue interest in the oil and gas leases and mineral interests in the Orogrande Project, which interests, except for any interests retained by Founders, would be reassigned to Farmor by Founders if Founders did not spend a minimum of $45.0 million on actual drilling operations on the Orogrande Project by September 23, 2017. Under a joint operating agreement also entered into on September 23, 2015, Founders was designated as operator of the leases.

On March 22, 2017, Founders, Founders Oil & Gas Operating, LLC, Founders’ operating partner, Hudspeth and Pandora signed a Drilling and Development Unit Agreement (the “DDU Agreement”), with the Commissioner of the General Land Office, on behalf of the State of Texas, and as approved by the Board for Lease of University Lands, or University Lands, on the Orogrande Project. The DDU Agreement has an effective date of January 1, 2017 and required a payment from Founders, Hudspeth and Pandora, collectively, of $335,323 as the initial consideration fee. The initial consideration fee was paid by Founders in April 2017 and was to be deducted from the required spud fee payable to us at commencement of the next well drilled.

The DDU Agreement allows for all 192 existing leases covering approximately 134,000 net acres leased from University Lands to be combined into one drilling and development unit for development purposes. The term of the DDU Agreement expires on December 31, 2023, and the time to drill on the drilling and development unit continues through December 2023. The DDU Agreement also grants the right to extend the DDU Agreement through December 2028 if compliance with the DDU Agreement is met and the extension fee associated with the additional time is paid. Our drilling obligations began with one well to be spudded and drilled on or before September 1, 2017, and increased to two wells in year 2018, three wells in year 2019, four wells in year 2020 and five wells per year in years 2021, 2022 and 2023. The drilling obligations are minimum yearly requirements and may be exceeded if acceleration is desired. The DDU Agreement replaces all prior agreements, and will govern future drilling obligations on the drilling and development unit if the DDU Agreement is extended. The Company drilled three wells during fourth quarter, 2018.

There are two vertical tests wells in the Orogrande Project, the Orogrande Rich A-11 test well and the University Founders B-19 #1 test well. The Orogrande Rich A-11 test well was spudded on March 31, 2015, drilled in the second quarter of 2015 and was evaluated and numerous scientific tests were performed to provide key data for the field development thesis. We believe that future utility of this well may be conversion to a salt water disposal well in the course of further development of the Orogrande acreage. The University Founders B-19 #1 was spudded on April 24, 2016 and drilled in the second quarter of 2016. The well successfully pumped down completion fluid in the third quarter of 2016 and indications of hydrocarbons were seen at the surface on this second Orogrande Project test well. We believe that future utility of this well may be conversion to a salt water disposal well in the course of further development of the Orogrande acreage.

During the fourth quarter of 2017, we took back operational control from Founders on the Orogrande Project. We were joined by Wolfbone Investments, LLC, (“Wolfbone”), a company owned by Mr. McCabe. We, along with Hudspeth, Wolfbone and, for the limited purposes set forth therein, Pandora, entered into an Assignment of Farmout Agreement with Founders, (the “Assignment of Farmout Agreement”), pursuant to which we and Wolfbone will share the remaining commitments under the Farmout Agreement. All original provisions of our carried interest were to remain in place including reimbursement to us on each wellbore. Founders was to remain a 9.5% working interest owner in the Orogrande Project for the $9.5 million it had spent as of the date of the Assignment of Farmout Agreement, and such interests were to be carried until $40.5 million is spent by Wolfbone and us, with each contributing 50% of such capital spend, under the existing agreement. Our working interest in the Orogrande Project thereby increased by 20.25% to a total of 67.75% and Wolfbone then owned 20.25%.

Founders was to operate a newly drilled horizontal well called the University Founders #A25 (at 5,540’ depth in a 1,000’ lateral) with supervision from us and our partners. The University Founders #A25 was spudded on November 28, 2017. During the month of April, 2018, we, MPC and Mr. McCabe were to assume full operational control including managing drilling plans and timing for all future wells drilled in the project.

On July 25, 2018, we and Hudspeth entered into a Settlement & Purchase Agreement (the “Settlement Agreement”) with Founders (and Founders Oil & Gas Operating, LLC), Wolfbone and MPC, which agreement provides for Hudspeth and Wolfbone to each immediately pay $625,000 and for Hudspeth or the Company and Wolfbone or MPC to each pay another $625,000 on July 20, 2019, as consideration for Founders assigning all of its working interest in the oil and gas leases of the Orogrande Project to Hudspeth and Wolfbone equally. The final payments were made on July 18, 2019. The assignments to Hudspeth and Wolfbone were made in July when the first payments were made. Future well capital spending obligations will require the same 50% contribution from Hudspeth and 50% from Wolfbone until such time as the $40.5 million to be spent on the project (as per our Assignment of Farmout Agreement with Founders) is completed. The Company estimates that there is still approximately $16 million remaining to be spent on the project until such time as the capital expenditures revert back to the percentages of the working interest owners.

After the assignment by Founders (for which Hudspeth’s total consideration is $1,250,000), Hudspeth’s working interest increased to 72.5%.

The Orogrande Project ownership as of June 30, 2019 is detailed as follows:

	Revenue	Working
	Interest	Interest

University Lands - Mineral Owner	20.000%	n/a

ORRI - Magdalena Royalties, LLC, an entity	4.500%	n/a
controlled by Gregory McCabe, Chairman

ORRI - Unrelated Party	0.500%	n/a

Hudspeth Oil Corporation, a subsidiary of Torchlight	54.375%	72.500%
Energy Resources Inc.

Wolfbone Investments LLC, an entity	18.750%	25.000%
controlled by Gregory McCabe, Chairman

Unrelated Party	1.875%	2.500%

	100.000%	100.000%

Additionally, the Settlement Agreement provides that the Founders parties will assign to the Company, Hudspeth, Wolfbone and MPC their claims against certain vendors for damages, if any, against such vendors for negligent services or defective equipment. Further, the Settlement Agreement has a mutual release and waivers among the parties.

Rich Masterson, our consulting geologist, is credited with originating the Orogrande Project in Hudspeth County in the Orogrande Basin. With Mr. Masterson’s assistance and based on all the science we have gathered to date, we have identified multiple unconventional and conventional target pay zones with depths between 3,000’ and 8,000’ with primary pay, described as the Penn formation, located at depths of 5,300 to 5,900’. Based on our geologic analysis to date, this basin has stacked pay with zones including the Wolfcamp, Penn, Barnett, Woodford, Atoka and more. These potential zones are prospective for oil and gas with a GOR of 1100 expected based on our gathered scientific information and analysis from independent third parties.

During the fourth quarter, 2018, the Company drilled three additional test wells in the Orogrande in order to stay in compliance with University Lands D&D Unit Agreement, as well as, to test for potential shallow pay zones and deeper pay zones that may be present on structural plays. Development of these wells continued into the six months ended June 30, 2019 to further capture and document the scientific base in support of demonstrating the production potential of the property. The Company is currently marketing the project for an outright sale or farm in partner. This marketing process has been long and ardous as the overall market is quite soft. In addition, due to the size and scope of the project, we are dealing with very large companies that have multitudes of people reviewing our material, which in itself is extensive. During the marketing process, the Company and Wolfbone will endeavor to complete the University Maverick A24 #1 as a potential producer in the Atoka formation. In addition, should a farm out partner or sale not occur, the Company and Wolfbone will proceed to drill two additional wells in the play prior to year-end, in order to fulfill the obligations under the DDU Agreement.

Hazel Project in the Midland Basin in West Texas

Effective April 4, 2016, TEI acquired from MPC a 66.66% working interest in approximately 12,000 acres in the Midland Basin in exchange for 1,500,000 warrants to purchase shares of our common stock with an exercise price of $1.00 for five years and a back-in after payout of a 25% working interest to MPC.

Initial development of the first well on the property, the Flying B Ranch #1, began July 9, 2016 and development continued through September 30, 2016. This well is classified as a test well in the development pursuit of the Hazel Project. We believe that this wellbore will be utilized as a salt water disposal well in support of future development.

In October 2016, the holders of all of our then-outstanding shares of Series C Preferred Stock (which were issued in July 2016) elected to convert into a total 33.33% working interest in our Hazel Project, reducing our ownership from 66.66% to a 33.33% working interest. As of December 31, 2018, no shares of our Series C Preferred Stock were outstanding.

On December 27, 2016, drilling activities commenced on the second Hazel Project well, the Flying B Ranch #2. The well is a vertical test similar to our first Hazel Project well, the Flying B Ranch #1. Recompletion in an alternative geological formation for this well was performed during the three months ended September 30, 2017; however, we believe that the results were uneconomic for continuing production. We believe that this wellbore will be utilized as a salt water disposal well in support of future development.

We commenced planning to drill the Flying B Ranch #3 horizontal well in the Hazel Project in June 2017 in compliance with the continuous drilling obligation. The well was spudded on June 10, 2017. The well was completed and began production in late September 2017. As of June 30, 2019, the well is shut in due to high lease operating expenses as a result of lack of three phase electricity to the property which forced the use of diesel generation equipment to power the production facilities.

Acquisition of Additional Interests in Hazel Project

On January 30, 2017, we and our then wholly-owned subsidiary, Torchlight Acquisition Corporation, a Texas corporation (“TAC”), entered into and closed an Agreement and Plan of Reorganization and a Plan of Merger with Line Drive Energy, LLC, a Texas limited liability company (“Line Drive”), and Mr. McCabe, under which agreements TAC merged with and into Line Drive and the separate existence of TAC ceased, with Line Drive being the surviving entity and becoming our wholly-owned subsidiary. Line Drive, which was wholly-owned by Mr. McCabe, owned certain assets and securities, including approximately 40.66% of 12,000 gross acres, 9,600 net acres, in the Hazel Project and 521,739 warrants to purchase shares of our common stock (which warrants had been assigned by Mr. McCabe to Line Drive). Upon the closing of the merger, all of the issued and outstanding shares of common stock of TAC automatically converted into a membership interest in Line Drive, constituting all of the issued and outstanding membership interests in Line Drive immediately following the closing of the merger, the membership interest in Line Drive held by Mr. McCabe and outstanding immediately prior to the closing of the merger ceased to exist, and we issued Mr. McCabe 3,301,739 restricted shares of our common stock as consideration therefor. Immediately after closing, the 521,739 warrants held by Line Drive were cancelled, which warrants had an exercise price of $1.40 per share and an expiration date of June 9, 2020. A Certificate of Merger for the merger transaction was filed with the Secretary of State of Texas on January 31, 2017. Subsequent to the closing the name of Line Drive Energy, LLC was changed to Torchlight Hazel, LLC. We are required to drill one well every six months to hold the entire 12,000 acre block for eighteen months, and thereafter two wells every six months starting June 2018. During the six months ended June 30, 2019 modifications were made to mineral owner leases as described below.

Also on January 30, 2017, TEI entered into and closed a Purchase and Sale Agreement with Wolfbone. Under the agreement, TEI acquired certain of Wolfbone’s Hazel Project assets, including its interest in the Flying B Ranch #1 well and the 40 acre unit surrounding the well, for consideration of $415,000, and additionally, Wolfbone caused to be cancelled a total of 2,780,000 warrants to purchase shares of our common stock, including 1,500,000 warrants held by MPC, and 1,280,000 warrants held by Green Hill Minerals, an entity owned by Mr. McCabe’s son, which warrant cancellations were effected through certain Warrant Cancellation Agreements. The 1,500,000 warrants held by MPC that were cancelled had an exercise price of $1.00 per share and an expiration date of April 4, 2021. The warrants held by Green Hill Minerals that were cancelled included 100,000 warrants with an exercise price of $1.73 and an expiration date of September 30, 2018 and 1,180,000 warrants with an exercise price of $0.70 and an expiration date of February 15, 2020.

Since Mr. McCabe held the controlling interest in both Line Drive and Wolfbone, the transactions were combined for accounting purposes. The working interest in the Hazel Project was the only asset held by Line Drive. The warrant cancellation was treated in the aggregate as an exercise of the warrants with the transfer of the working interests as the consideration. We recorded the transactions as an increase in its investment in the Hazel Project working interests of $3,644,431, which is equal to the exercise price of the warrants plus the cash paid to Wolfbone.

Upon the closing of the transactions, our working interest in the Hazel Project increased by 40.66% to a total ownership of 74%.

Effective June 1, 2017, we acquired an additional 6% working interest from unrelated working interest owners in exchange for 268,656 shares of common stock valued at $373,430, increasing our working interest in the Hazel project to 80%, and an overall net revenue interest of 74-75%.

Mr. Masterson is credited with originating the Hazel Project in the Midland Basin. With Mr. Masterson’s assistance, we are targeting prospects in the Midland Basin that have 150 to 130 feet of thickness, are likely to require six to eight laterals per bench, have the potential for 12 to 16 horizontal wells per section, and 200 long lateral locations, assuming only two benches.

In April 2018, we announced that we have commenced a process that could result in the monetization of the Hazel Project. We believe the development activity at the Hazel Project, coupled with nearby activities of other oil and gas operators, suggests that this project has achieved a level of value worth monetizing. We anticipate that the liquidity that would be provided from selling the Hazel Project could be redeployed into the Orogrande Project. While this process is underway, we will take all necessary steps to maintain the leasehold as required. As of this filing, we continue to maintain the leases in good standing and continue to market the acreage in an effort to focus on the Orogrande Project.

During the six months ended June 30, 2019 the Company deepened the Flying B #4 and took whole cores through all of the Wolfcamp A and the upper portion of the Wolfcamp B. We anticipate having the results of the core work back from Schlumberger in September, 2019. In addition, in May, 2019 we entered into agreements with two of the three mineral owners on the northern section of the leases to keep the entire acreage block as one lease with a one-year extension. We issued each of them 50,000 shares of our common stock as consideration for this extension. We are presently in the process of structuring the extension agreement with the third mineral owner for cash consideration. Due to this extension, our obligation in November reduces to one obligation well.

The marketing process is ongoing for the Hazel project. We continue to encounter, as does the entire industry, a soft market for acquisitions and divestitures transactions. We will continue to look to sell the property or joint venture the property via farm in or a drillco transaction.

Warwink Project, Winkler County, Texas

On December 1, 2017, the Agreement and Plan of Reorganization that we and our then wholly-owned subsidiary, Torchlight Wolfbone Properties, Inc., a Texas corporation (“TWP”), entered into with MPC and Warwink Properties, LLC (“Warwink Properties”) on November 14, 2017 closed. Under the agreement, TWP merged with and into Warwink Properties and the separate existence of TWP ceased, with Warwink Properties being the surviving entity and becoming our wholly-owned subsidiary. Warwink Properties was wholly owned by MPC. Warwink Properties owns certain assets, including a 10.71875% working interest in approximately 640 acres in Winkler County, Texas. Upon the closing of the merger, all of the issued and outstanding shares of common stock of TWP converted into a membership interest in Warwink Properties, constituting all of the issued and outstanding membership interests in Warwink Properties immediately following the closing of the merger, the membership interest in Warwink Properties held by MPC and outstanding immediately prior to the closing of the merger ceased to exist, and we issued MPC 2,500,000 restricted shares of our common stock as consideration. Also on December 1, 2017, MPC closed its transaction with MECO IV, LLC (” MECO”), for the purchase and sale of certain assets as contemplated by the Purchase and Sale Agreement dated November 9, 2017 among MPC, MECO and additional parties thereto (the “MECO PSA”), to which we are not a party. Under the MECO PSA, Warwink Properties received a carry from MECO (through the tanks) of up to $1,179,076 in the next well drilled on the Winkler County leases. A Certificate of Merger for the merger transaction was filed with the Secretary of State of Texas on December 5, 2017.

Also on December 1, 2017, the transactions contemplated by the Purchase Agreement that TEI entered into with MPC closed. Under the Purchase Agreement, which was entered into on November 14, 2017, TEI acquired beneficial ownership of certain of MPC’s assets, including acreage and wellbores located in Ward County, Texas (the “Ward County Assets”). As consideration under the Purchase Agreement, at closing TEI issued to MPC an unsecured promissory note in the principal amount of $3,250,000, payable in monthly installments of interest only beginning on January 1, 2018, at the rate of 5% per annum, with the entire principal amount together with all accrued interest due and payable on January 1, 2021. In connection with TEI’s acquisition of beneficial ownership in the Ward County Assets, MPC sold those same assets, on behalf of TEI, to MECO at closing of the MECO PSA, and accordingly, TEI received $3,250,000 in cash for its beneficial interest in the Ward County Assets. Additionally, at closing of the MECO PSA, MPC paid TEI a performance fee of $2,781,500 in cash as compensation for TEI’s marketing and selling the Winkler County assets of MPC and the Ward County Assets as a package to MECO.

Addition to the Warwink Project

As of May 7, 2018 our Warwink Project in the Delaware Basin had begun the drilling phase of the first Warwink Project well, the UL 21 War-Wink 47 #2H. Our operating partner, MECO had begun the pilot hole on the project. The plan is to evaluate the various potential zones for a lateral leg to be drilled once logging is completed. We expect the most likely target to be the Wolfcamp A interval. The well is on 320 newly acquired acres offsetting the original leasehold we entered into in December, 2017. The additional acreage was leased by our operating partner under the Area of Mutual Interest Agreement (AMI) and we exercised its right to participate for its 12.5% in the additional 1,080 gross acres at a cash cost of $447,847 in July, 2018. Our carried interest in the first well, as outlined in the agreement, was originally planned to be on the first acreage acquired. That carried interest is being applied to this new well and will allow MECO to drill and produce potential revenues sooner than originally planned. The primary leasehold is a 320-acre block directly west of the current position and will allow for 5,000-foot lateral wells to be drilled. The well was completed and began production in October, 2018 and is producing currently. Recently the operator has informed us that there will be no planned additional wells in the acreage this year. All acreage is presently held by production.

In December 2018, the Company began to take measures on its own to market the Warwink Project in an effort to focus on the Orogrande. This process is ongoing.

Hunton Play, Central Oklahoma

Presently, we were producing from one well in the Viking Area of Mutual Interest and one well in Prairie Grove.

Assets Held for Sale

With respect to marketing oil and natural gas properties, the Company has evaluated the properties being marketed to determine whether any should be reclassified as held-for-sale at June 30, 2019. The held-for-sale criteria include: management commits to a plan to sell; the asset is available for immediate sale; an active program to locate a buyer exists; the sale of the asset is probable and expected to be completed within one year; the asset is being actively marketed for sale; and it is unlikely that significant changes to the plan will be made. If each of these criteria is met, the property would be reclassified as held-for-sale on the Company’s consolidated balance sheets and measured at the lower of their carrying amount or estimated fair value less costs to sell. Fair values are estimated using accepted valuation techniques, such as a discounted cash flow model, valuations performed by third parties, earnings multiples, or indicative bids, when available. Management considers historical experience and all available information at the time the estimates are made; however, the fair value that is ultimately realized upon the sale of the assets to be divested may differ from the estimated fair values reflected in the consolidated financial statements. If each of these criteria is met, DD&A expense would not be recorded on assets to be divested once they are classified as held for sale. Based on management’s assessment, these criteria have not been met and no assets are classified as held for sale as of June 30, 2019.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully consider the risks described below, together with all of the other information contained in this prospectus supplement, and accompanying prospectus and incorporated by reference herein and therein, including from our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC. Some of these factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in our securities. The risks and uncertainties described below and the risks and uncertainties incorporated by reference into this prospectus supplement and accompanying prospectus are not the only risks facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business and operations.

Risks Related to our Business and Industry

We have a limited operating history relative to larger companies in our industry, and may not be successful in developing profitable business operations.

We have a limited operating history relative to larger companies in our industry. Our business operations must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the oil and natural gas industries. As of the date of this prospectus, we have generated limited revenues and have limited assets. We have an insufficient history at this time on which to base an assumption that our business operations will prove to be successful in the long-term. Our future operating results will depend on many factors, including:

●	our ability to raise adequate working capital;

●	the success of our development and exploration;

●	the demand for natural gas and oil;

●	the level of our competition;

●	our ability to attract and maintain key management and employees; and

●
our ability to efficiently explore, develop, produce or acquire sufficient quantities of marketable natural gas or oil in a highly competitive and speculative environment while maintaining quality and controlling costs.

To achieve profitable operations in the future, we must, alone or with others, successfully manage the factors stated above, as well as continue to develop ways to enhance our production efforts. Despite our best efforts, we may not be successful in our exploration or development efforts, or obtain required regulatory approvals. There is a possibility that some, or all, of the wells in which we obtain interests may never produce oil or natural gas.

We have limited capital and will need to raise additional capital in the future.

We do not currently have sufficient capital to fund both our continuing operations and our planned growth. We will require additional capital to continue to grow our business via acquisitions and to further expand our exploration and development programs. We may be unable to obtain additional capital when required. Future acquisitions and future exploration, development, production and marketing activities, as well as our administrative requirements (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require a substantial amount of additional capital and cash flow.

We may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing, or other means. We may not be successful in identifying suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means. If we do not succeed in raising additional capital, our resources may not be sufficient to fund our planned operations.

Our ability to obtain financing, if and when necessary, may be impaired by such factors as the capital markets (both generally and in the oil and gas industry in particular), our limited operating history, the location of our oil and natural gas properties and prices of oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available to us, if any) and the departure of key employees. Further, if oil or natural gas prices on the commodities markets decline, our future revenues, if any, will likely decrease and such decreased revenues may increase our requirements for capital. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), we may be required to cease our operations, divest our assets at unattractive prices or obtain financing on unattractive terms.

Any additional capital raised through the sale of equity may dilute the ownership percentage of our stockholders. Raising any such capital could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of other derivative securities, and issuances of incentive awards under equity employee incentive plans, which may have a further dilutive effect.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, which may adversely impact our financial condition.

Our auditor indicated that certain factors raise substantial doubt about our ability to continue as a going concern.

The financial statements included with our Form 10-K for the year ended December 31, 2018 are presented under the assumption that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. We had a net loss of approximately $5.8 million for the year ended December 31, 2018 and an accumulated deficit in aggregate of approximately $89.3 million at year end. We are not generating sufficient operating cash flows to support continuing operations, and expect to incur further losses in the development of our business.

In our financial statements for the year ended December 31, 2018, our auditor indicated that certain factors raised substantial doubt about our ability to continue as a going concern. These factors included our accumulated deficit, as well as the fact that we were not generating sufficient cash flows to meet our regular working capital requirements. Our ability to continue as a going concern is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Management’s plan to address our ability to continue as a going concern includes: (1) obtaining debt or equity funding from private placement or institutional sources; (2) obtaining loans from financial institutions, where possible, or (3) participating in joint venture transactions with third parties. Although management believes that it will be able to obtain the necessary funding to allow us to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful. The financial statements for the year ended December 31, 2018 do not include any adjustments that might result from the outcome of this uncertainty.

The negative covenants contained in our outstanding unsecured promissory notes may limit our activities and make it difficult to run our business.

On April 10, 2017, we sold to investors in a private transaction two 12% unsecured promissory notes with a total of $8,000,000 in principal amount, or the 2017 Notes. In addition, on February 6, 2018, we sold to an investor in a private transaction a 12% unsecured promissory note with a principal amount of $4,500,000, or the 2018 Note, containing substantially the same terms as the 2017 Notes. We refer to the 2017 Notes and the 2018 Note collectively as, the Notes. Interest only is due and payable on the Notes each month at the rate of 12% per annum, with a balloon payment of the outstanding principal due and payable at maturity on April 10, 2020. The holders of the Notes will also receive annual payments of common stock at the rate of 2.5% of principal amount outstanding, based on a volume-weighted average price. We sold the 2017 Notes at an original issue discount of 94.25% and accordingly, we received total proceeds of $7,540,000 from the investors. We sold the 2018 Note at an original issue discount of 96.27% and accordingly, we received total proceeds of $4,332,150 from the investor. The Notes allow for early redemption, provided that if we redeem before April 10, 2018 for the 2017 Notes and February 6, 2019 for the 2018 Note, we must pay the holder all unpaid interest and common stock payments on the portion of the Note redeemed that would have been earned through April 10, 2018 and February 6, 2019, respectively.

The Notes contain negative covenants which may make it difficult for us to run our business. Under the Notes, we may not, directly or indirectly, consolidate with or merge into another person or sell, lease, convey or transfer all or substantially all of our assets (computed on a consolidated basis), unless either (i) in the case of a merger or consolidation, we are the surviving entity or (ii) the resulting, surviving or transferee entity expressly assumes by supplemental agreement all of the obligations of us in connection with the Notes.

In addition, the Notes also contain certain covenants under which we have agreed that, except for financing arrangements with established commercial banking or financial institutions and other debts and liabilities incurred in the normal course of business, we will not issue any other notes or debt offerings which have a maturity date prior to the payment in full of the respective Note, unless consented to by the holder. Further, our subsidiaries cannot sell or otherwise dispose of any shares of capital stock or assets unless the transaction is for fair value and approved by our disinterested directors or is pursuant to any contractual obligation entered into by us in the ordinary course of business in connection with drilling, exploration and development of our oil and gas properties.

The Notes also restrict us and our subsidiaries from (i) issuing any preferred stock or any other comparable equity interest which are mandatorily redeemable at a date prior to the maturity date of the Notes, without the consent or approval of the holder, (ii) distributing any cash or other assets to any holders of our common stock prior to payment in full of the Notes, without the consent of the holder, (iii) entering into any transaction with an affiliate, subject to limited exceptions, and (iv) issuing any other notes or debt offerings which have a maturity date prior to the payment in full of the Notes, unless consented to by the holder.

Failure to comply with the negative covenants could accelerate the repayment of any debt outstanding under the Notes. Additionally, as a result of these negative covenants, we may be at a disadvantage compared to our competitors that have greater operating and financing flexibility than we do.

Lastly, we may have difficulty securing additional sources of capital through debt financing. If we do not succeed in raising additional capital, our resources may not be sufficient to fund our planned operations.

As a non-operator, our development of successful operations relies extensively on third-parties who, if not successful, could have a material adverse effect on our results of operation.

We expect to primarily participate in wells operated by third-parties. As a result, we will not control the timing of the development, exploitation, production and exploration activities relating to leasehold interests we acquire. We do, however, have certain rights as granted in our joint operating agreements that allow us a certain degree of freedom such as, but not limited to, the ability to propose the drilling of wells. If our drilling partners are not successful in such activities relating to our leasehold interests, or are unable or unwilling to perform, our financial condition and results of operation could have an adverse material effect.

Further, financial risks are inherent in any operation where the cost of drilling, equipping, completing and operating wells is shared by more than one person. We could be held liable for the joint activity obligations of the operator or other working interest owners such as nonpayment of costs and liabilities arising from the actions of the working interest owners. In the event the operator or other working interest owners do not pay their share of such costs, we would likely have to pay those costs. In such situations, if we were unable to pay those costs, there could be a material adverse effect to our financial position.

We are mainly concentrated in one geographic area, which increases our exposure to many of the risks enumerated herein.

Operating in a concentrated area increases the potential impact that many of the risks stated herein may have upon our ability to perform. For example, we have greater exposure to regulatory actions impacting Texas, natural disasters in the geographic area, competition for equipment, services and materials available in the area and access to infrastructure and markets. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic oil and gas producing areas such as the Permian Basin, which may cause these conditions to occur with greater frequency or magnify the effect of these conditions. Due to the concentrated nature of our portfolio of properties, a number of our properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of properties. Such delays or interruptions could have a material adverse effect on our financial condition and results of operations.

We may be unable to monetize the Orogrande, Hazel and/or Warwink Projects at an attractive price, if at all, and the disposition of such assets may involve risks and uncertainties.

We have commenced a process that could result in the monetization of the Orogrande, Hazel and/or Warwink Projects. Such dispositions may result in proceeds to us in an amount less than we expect or less than our assessment of the value of the assets. We do not know if we will be able to successfully complete such disposition on favorable terms or at all. In addition, the sale of these assets involves risks and uncertainties, including disruption to other parts of our business, potential loss of customers or revenue, exposure to unanticipated liabilities or result in ongoing obligations and liabilities to us following any such divestiture.

For example, in connection with a disposition, we may enter into transition services agreements or other strategic relationships, which may result in additional expense. In addition, in connection with a disposition, we may be required to make representations about the business and financial affairs of the business or assets. We may also be required to indemnify the purchasers to the extent that our representations turn out to be inaccurate or with respect to certain potential liabilities. These indemnification obligations may require us to pay money to the purchasers as satisfaction of their indemnity claims. It may also take us longer than expected to fully realize the anticipated benefits of this transaction, and those benefits may ultimately be smaller than anticipated or may not be realized at all, which could adversely affect our business and operating results. Any of the foregoing could adversely affect our financial condition and results of operations.

Because of the speculative nature of oil and gas exploration, there is risk that we will not find commercially exploitable oil and gas and that our business will fail.

The search for commercial quantities of oil and natural gas as a business is extremely risky. We cannot provide investors with any assurance that any properties in which we obtain a mineral interest will contain commercially exploitable quantities of oil and/or gas. The exploration expenditures to be made by us may not result in the discovery of commercial quantities of oil and/or gas. Problems such as unusual or unexpected formations or pressures, premature declines of reservoirs, invasion of water into producing formations and other conditions involved in oil and gas exploration often result in unsuccessful exploration efforts. If we are unable to find commercially exploitable quantities of oil and gas, and/or we are unable to commercially extract such quantities, we may be forced to abandon or curtail our business plan, and as a result, any investment in us may become worthless.

Strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our operations.

Our ability to successfully acquire oil and gas interests, to build our reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with industry participants and our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. These realities are subject to change and our inability to maintain close working relationships with industry participants or continue to acquire suitable property may impair our ability to execute our business plan.

To continue to develop our business, we will endeavor to use the business relationships of our management to enter into strategic relationships, which may take the form of joint ventures with other private parties and contractual arrangements with other oil and gas companies, including those that supply equipment and other resources that we will use in our business. We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain our relationships. If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

The price of oil and natural gas has historically been volatile. If it were to decrease substantially, our projections, budgets, and revenues would be adversely affected, potentially forcing us to make changes in our operations.

Our future financial condition, results of operations and the carrying value of any oil and natural gas interests we acquire will depend primarily upon the prices paid for oil and natural gas production. Oil and natural gas prices historically have been volatile and likely will continue to be volatile in the future, especially given current world geopolitical conditions. Our cash flows from operations are highly dependent on the prices that we receive for oil and natural gas. This price volatility also affects the amount of our cash flows available for capital expenditures and our ability to borrow money or raise additional capital. The prices for oil and natural gas are subject to a variety of additional factors that are beyond our control. These factors include:

●	the level of consumer demand for oil and natural gas;

●	the domestic and foreign supply of oil and natural gas;

●	the ability of the members of the Organization of Petroleum Exporting Countries (“OPEC”) to agree to and maintain oil price and production controls;

●	the price of foreign oil and natural gas;

●	domestic governmental regulations and taxes;

●	the price and availability of alternative fuel sources;

●	weather conditions;

●	market uncertainty due to political conditions in oil and natural gas producing regions, including the Middle East; and

●	worldwide economic conditions.

These factors as well as the volatility of the energy markets generally make it extremely difficult to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices affect our revenues, and could reduce the amount of oil and natural gas that we can produce economically. Accordingly, such declines could have a material adverse effect on our financial condition, results of operations, oil and natural gas reserves and the carrying values of our oil and natural gas properties. If the oil and natural gas industry experiences significant price declines, we may be unable to make planned expenditures, among other things. If this were to happen, we may be forced to abandon or curtail our business operations, which would cause the value of an investment in us to decline or become worthless.

If oil or natural gas prices remain depressed or drilling efforts are unsuccessful, we may be required to record additional write downs of our oil and natural gas properties.

If oil or natural gas prices remain depressed or drilling efforts are unsuccessful, we could be required to write down the carrying value of certain of our oil and natural gas properties. Write downs may occur when oil and natural gas prices are low, or if we have downward adjustments to our estimated proved reserves, increases in our estimates of operating or development costs, deterioration in drilling results or mechanical problems with wells where the cost to re drill or repair is not supported by the expected economics.

Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves plus the cost of unproved properties not subject to amortization (without regard to estimates of fair value), or estimated fair value, if lower, of unproved properties that are subject to amortization. Should capitalized costs exceed this ceiling, an impairment would be recognized.

The Company identified impairment of $2,300,626 in 2017 related to its unevaluated properties. The Company adjusted the separation of evaluated versus unevaluated costs within its full cost pool to recognize the value impairment related to the expiration of unevaluated leases in 2017 in the amount of $2,300,626. The impact of this change was to increase the basis for calculation of future period’s depletion, depreciation and amortization to include $2,300,626 of cost which will effectively recognize the impairment on the consolidated statement of operations over future periods. The $2,300,626 has also become an evaluated cost for purposes of ceiling tests and which may further recognize the impairment expense recognized in future periods. The impact of this cost reclassification at March 31, 2018 was a recognized impairment expense of $139,891. Impairment expense was recognized for the six months ended June 30, 2019 of $474,357 as required by the ceiling test calculation.

Due to the volatility of commodity prices, should oil and natural gas prices decline in the future, it is possible that a further write-down could occur. Proved reserves are estimated quantities of crude oil, natural gas, and natural gas liquids, which geological and engineering data demonstrate with reasonable certainty to be recoverable from known reservoirs under existing economic and operating conditions. The independent engineering estimates include only those amounts considered to be proved reserves and do not include additional amounts which may result from new discoveries in the future, or from application of secondary and tertiary recovery processes where facilities are not in place or for which transportation and/or marketing contracts are not in place. Estimated reserves to be developed through secondary or tertiary recovery processes are classified as unevaluated properties.

Because of the inherent dangers involved in oil and gas operations, there is a risk that we may incur liability or damages as we conduct our business operations, which could force us to expend a substantial amount of money in connection with litigation and/or a settlement.

The oil and natural gas business involves a variety of operating hazards and risks such as well blowouts, pipe failures, casing collapse, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, spills, pollution, releases of toxic gas and other environmental hazards and risks. These hazards and risks could result in substantial losses to us from, among other things, injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations. In addition, we may be liable for environmental damages caused by previous owners of property purchased and leased by us. In recent years, there has also been increased scrutiny on the environmental risk associated with hydraulic fracturing, such as underground migration and surface spillage or mishandling of fracturing fluids including chemical additives. This technology has evolved and continues to evolve and become more aggressive. We believe that new techniques can increase estimated ultimate recovery per well to over 1.0 million barrels of oil equivalent, and have increased initial production two or three-fold. We believe that recent designs have seen improvement in, among other things, proppant per foot, barrels of water per stage, fracturing stages, and clusters per fracturing stage. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of our properties and/or force us to expend substantial monies in connection with litigation or settlements. In addition, we will need to quickly adapt to the evolving technology, which could take time and divert our attention to other business matters. We currently have no insurance to cover such losses and liabilities, and even if insurance is obtained, it may not be adequate to cover any losses or liabilities. We cannot predict the availability of insurance or the availability of insurance at premium levels that justify our purchase. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect our financial condition and operations. We may elect to self-insure if management believes that the cost of insurance, although available, is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.

The market for oil and gas is intensely competitive, and competition pressures could force us to abandon or curtail our business plan.

The market for oil and gas exploration services is highly competitive, and we only expect competition to intensify in the future. Numerous well-established companies are focusing significant resources on exploration and are currently competing with us for oil and gas opportunities. Other oil and gas companies may seek to acquire oil and gas leases and properties that we have targeted. Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors. Competitors include larger companies which, in particular, may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. Actual or potential competitors may be strengthened through the acquisition of additional assets and interests. Additionally, there are numerous companies focusing their resources on creating fuels and/or materials which serve the same purpose as oil and gas, but are manufactured from renewable resources.

As a result, we may not be able to compete successfully and competitive pressures may adversely affect our business, results of operations, and financial condition. If we are not able to successfully compete in the marketplace, we could be forced to curtail or even abandon our current business plan, which could cause any investment in us to become worthless.

We may not be able to successfully manage our expected growth, which could lead to our inability to implement our business plan.

Our expected growth may place a significant strain on our managerial, operational and financial resources, especially considering that we currently only have a small number of executive officers, employees and advisors. Further, as we enter into additional contracts, we will be required to manage multiple relationships with various consultants, businesses and other third parties. These requirements will be exacerbated in the event of our further growth or in the event that the number of our drilling and/or extraction operations increases. Our systems, procedures and/or controls may not be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully implement our business plan. If we are unable to manage our growth effectively, our business, results of operations and financial condition will be adversely affected, which could lead to us being forced to abandon or curtail our business plan and operations.

The due diligence undertaken by us in connection with all of our acquisitions may not have revealed all relevant considerations or liabilities related to those assets, which could have a material adverse effect on our financial condition or results of operations.

The due diligence undertaken by us in connection with the acquisition of our properties may not have revealed all relevant facts that may be necessary to evaluate such acquisitions. The information provided to us in connection with our diligence may have been incomplete or inaccurate. As part of the diligence process, we have also made subjective judgments regarding the results of operations and prospects of the assets. If the due diligence investigations have failed to correctly identify material issues and liabilities that may be present, such as title defects or environmental problems, we may incur substantial impairment charges or other losses in the future. In addition, we may be subject to significant, previously undisclosed liabilities that were not identified during the due diligence processes and which may have a material adverse effect on our financial condition or results of operations.

Our operations are heavily dependent on current environmental regulation, changes in which we cannot predict.

Oil and natural gas activities that we will engage in, including production, processing, handling and disposal of hazardous materials, such as hydrocarbons and naturally occurring radioactive materials (if any), are subject to stringent regulation. We could incur significant costs, including cleanup costs resulting from a release of hazardous material, third-party claims for property damage and personal injuries fines and sanctions, as a result of any violations or liabilities under environmental or other laws. Changes in or more stringent enforcement of environmental laws could force us to expend additional operating costs and capital expenditures to stay in compliance.

Various federal, state and local laws regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, directly impact oil and gas exploration, development and production operations, and consequently may impact our operations and costs. These regulations include, among others, (i) regulations by the Environmental Protection Agency and various state agencies regarding approved methods of disposal for certain hazardous and non-hazardous wastes; (ii) the Comprehensive Environmental Response, Compensation, and Liability Act, Federal Resource Conservation and Recovery Act and analogous state laws which regulate the removal or remediation of previously disposed wastes (including wastes disposed of or released by prior owners or operators), property contamination (including groundwater contamination),and remedial plugging operations to prevent future contamination; (iii) the Clean Air Act and comparable state and local requirements which may result in the gradual imposition of certain pollution control requirements with respect to air emissions from our operations; (iv) the Oil Pollution Act of 1990 which contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States; (v) the Resource Conservation and Recovery Act which is the principal federal statute governing the treatment, storage and disposal of hazardous wastes; and (vi) state regulations and statutes governing the handling, treatment, storage and disposal of naturally occurring radioactive material.

We believe that we will be in substantial compliance with applicable environmental laws and regulations. To date, we have not expended any amounts to comply with such regulations, and we do not currently anticipate that future compliance will have a materially adverse effect on our consolidated financial position, results of operations or cash flows. However, if we are deemed to not be in compliance with applicable environmental laws, we could be forced to expend substantial amounts to be in compliance, which would have a materially adverse effect on our financial condition.

Government regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Vast quantities of natural gas, natural gas liquids and oil deposits exist in deep shale and other unconventional formations. It is customary in our industry to recover these resources through the use of hydraulic fracturing, combined with horizontal drilling. Hydraulic fracturing is the process of creating or expanding cracks, or fractures, in deep underground formations using water, sand and other additives pumped under high pressure into the formation. As with the rest of the industry, our third-party operating partners use hydraulic fracturing as a means to increase the productivity of most of the wells they drill and complete. These formations are generally geologically separated and isolated from fresh ground water supplies by thousands of feet of impermeable rock layers.

We believe our third-party operating partners follow applicable legal requirements for groundwater protection in their operations that are subject to supervision by state and federal regulators. Furthermore, we believe our third-party operating partners’ well construction practices are specifically designed to protect freshwater aquifers by preventing the migration of fracturing fluids into aquifers.

Hydraulic fracturing is typically regulated by state oil and gas commissions. Some states have adopted, and other states are considering adopting, regulations that could impose more stringent permitting, public disclosure, and/or well construction requirements on hydraulic fracturing operations.

In addition to state laws, some local municipalities have adopted or are considering adopting land use restrictions, such as city ordinances, that may restrict or prohibit the performance of well drilling in general and/or hydraulic fracturing in particular. There are also certain governmental reviews either underway or being proposed that focus on deep shale and other formation completion and production practices, including hydraulic fracturing. Depending on the outcome of these studies, federal and state legislatures and agencies may seek to further regulate such activities. Certain environmental and other groups have also suggested that additional federal, state and local laws and regulations may be needed to more closely regulate the hydraulic fracturing process.

Further, the EPA has asserted federal regulatory authority over hydraulic fracturing involving “diesel fuels” under the Solid Waste Disposal Act’s Underground Injection Control Program. The EPA is also engaged in a study of the potential impacts of hydraulic fracturing activities on drinking water resources in the states where the EPA is the permitting authority. These actions, in conjunction with other analyses by federal and state agencies to assess the impacts of hydraulic fracturing could spur further action toward federal and/or state legislation and regulation of hydraulic fracturing activities.

We cannot predict whether additional federal, state or local laws or regulations applicable to hydraulic fracturing will be enacted in the future and, if so, what actions any such laws or regulations would require or prohibit. Restrictions on hydraulic fracturing could make it prohibitive for our third-party operating partners to conduct operations, and also reduce the amount of oil, natural gas liquids and natural gas that we are ultimately able to produce in commercial quantities from our properties. If additional levels of regulation or permitting requirements were imposed on hydraulic fracturing operations, our business and operations could be subject to delays, increased operating and compliance costs and process prohibitions.

Our estimates of the volume of reserves could have flaws, or such reserves could turn out not to be commercially extractable. As a result, our future revenues and projections could be incorrect.

Estimates of reserves and of future net revenues prepared by different petroleum engineers may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. Our actual amounts of production, revenue, taxes, development expenditures, operating expenses, and quantities of recoverable oil and gas reserves may vary substantially from the estimates. Oil and gas reserve estimates are necessarily inexact and involve matters of subjective engineering judgment. In addition, any estimates of our future net revenues and the present value thereof are based on assumptions derived in part from historical price and cost information, which may not reflect current and future values, and/or other assumptions made by us that only represent our best estimates. If these estimates of quantities, prices and costs prove inaccurate, we may be unsuccessful in expanding our oil and gas reserves base with our acquisitions. Additionally, if declines in and instability of oil and gas prices occur, then write downs in the capitalized costs associated with any oil and gas assets we obtain may be required. Because of the nature of the estimates of our reserves and estimates in general, reductions to our estimated proved oil and gas reserves and estimated future net revenues may not be required in the future, and/or that our estimated reserves may not present and/or commercially extractable. If our reserve estimates are incorrect, we may be forced to write down the capitalized costs of our oil and gas properties.

Decommissioning costs are unknown and may be substantial. Unplanned costs could divert resources from other projects.

We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which we use for production of oil and natural gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.” We accrue a liability for decommissioning costs associated with our wells, but have not established any cash reserve account for these potential costs in respect of any of our properties. If decommissioning is required before economic depletion of our properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

We may have difficulty distributing production, which could harm our financial condition.

In order to sell the oil and natural gas that we are able to produce, if any, the operators of the wells we obtain interests in may have to make arrangements for storage and distribution to the market. We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This situation could be particularly problematic to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. These factors may affect our and potential partners’ ability to explore and develop properties and to store and transport oil and natural gas production, increasing our expenses.

Furthermore, weather conditions or natural disasters, actions by companies doing business in one or more of the areas in which we will operate, or labor disputes may impair the distribution of oil and/or natural gas and in turn diminish our financial condition or ability to maintain our operations.

Our business will suffer if we cannot obtain or maintain necessary licenses.

Our operations will require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities. Our ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to change in regulations and policies and to the discretion of the applicable governments, among other factors. Our inability to obtain, or our loss of or denial of extension of, any of these licenses or permits could hamper our ability to produce revenues from our operations.

Challenges to our properties may impact our financial condition.

Title to oil and gas interests is often not capable of conclusive determination without incurring substantial expense. While we have made and intend to make appropriate inquiries into the title of properties and other development rights we have acquired and intend to acquire, title defects may exist. In addition, we may be unable to obtain adequate insurance for title defects, on a commercially reasonable basis or at all. If title defects do exist, it is possible that we may lose all or a portion of our right, title and interests in and to the properties to which the title defects relate. If our property rights are reduced, our ability to conduct our exploration, development and production activities may be impaired. To mitigate title problems, common industry practice is to obtain a title opinion from a qualified oil and gas attorney prior to the drilling operations of a well.

We rely on technology to conduct our business, and our technology could become ineffective or obsolete.

We rely on technology, including geographic and seismic analysis techniques and economic models, to develop our reserve estimates and to guide our exploration, development and production activities. We and our operator partners will be required to continually enhance and update our technology to maintain its efficacy and to avoid obsolescence. The costs of doing so may be substantial and may be higher than the costs that we anticipate for technology maintenance and development. If we are unable to maintain the efficacy of our technology, our ability to manage our business and to compete may be impaired. Further, even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would were our technology more efficient.

The loss of key personnel would directly affect our efficiency and profitability.

Our future success is dependent, in a large part, on retaining the services of our current management team. Our executive officers possess a unique and comprehensive knowledge of our industry and related matters that are vital to our success within the industry. The knowledge, leadership and technical expertise of these individuals would be difficult to replace. The loss of one or more of our officers could have a material adverse effect on our operating and financial performance, including our ability to develop and execute our long-term business strategy. We do not maintain key-man life insurance with respect to any employees. We do have employment agreements with each of our executive officers.

We have limited management and staff and are dependent upon partnering arrangements and third-party service providers.

We currently have two full-time employees, including our Chief Executive Officer and Chief Financial Officer. The loss of these individuals would have an adverse effect on our business, as we have very limited personnel. We leverage the services of other independent consultants and contractors to perform various professional services, including engineering, oil and gas well planning and supervision, and land, legal, environmental and tax services. We also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing. Our dependence on third-party consultants and service providers create a number of risks, including but not limited to:

●
the possibility that such third parties may not be available to us as and when needed; and

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the risk that we may not be able to properly control the timing and quality of work conducted with respect to its projects.

If we experience significant delays in obtaining the services of such third parties or they perform poorly, our results of operations and stock price could be materially adversely affected.

Our officers and directors control a significant percentage of our current outstanding common stock and their interests may conflict with those of our stockholders.

As of the date of this prospectus, our executive officers and directors collectively and beneficially own approximately 28% of our outstanding common stock. This concentration of voting control gives these affiliates substantial influence over any matters which require a stockholder vote, including without limitation the election of directors and approval of merger and/or acquisition transactions, even if their interests may conflict with those of other stockholders. It could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us. This could have a material adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the then prevailing market prices for their shares of common stock.

In the future, we may incur significant increased costs as a result of operating as a public company, and our management may be required to devote substantial time to new compliance initiatives.

In the future, we may incur significant legal, accounting, and other expenses as a result of operating as a public company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as new rules subsequently implemented by the SEC, have imposed various requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, we are required to perform system and process evaluation and testing on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. In performing this evaluation and testing, management concluded that our internal control over financial reporting is effective as of December 31, 2018. Our continued compliance with Section 404, will require that we incur substantial accounting expense and expend significant management efforts. We do not have an internal audit group. We have however, engaged independent professional assistance for the evaluation and testing of internal controls.

Terrorist attacks or cyber-incidents could result in information theft, data corruption, operational disruption and/or financial loss.

Like most companies, we have become increasingly dependent upon digital technologies, including information systems, infrastructure and cloud applications and services, to operate our businesses, to process and record financial and operating data, communicate with our business partners, analyze mine and mining information, estimate quantities of coal reserves, as well as other activities related to our businesses. Strategic targets, such as energy-related assets, may be at greater risk of future terrorist or cyber-attacks than other targets in the United States. Deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties, or cloud-based applications could lead to corruption or loss of our proprietary data and potentially sensitive data, delays in production or delivery, difficulty in completing and settling transactions, challenges in maintaining our books and records, environmental damage, communication interruptions, other operational disruptions and third-party liability. Our insurance may not protect us against such occurrences. Consequently, it is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Further, as cyber incidents continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents.

We have adopted an Information Security Policy and Acceptable Use Statement to address precautions with respect to data security and we have created an Incident Response Plan which outlines appropriate responses in case of a reported breach. These policies and plan have been executed in coordination with our independent Information Technology Service provider.

Certain Factors Related to Our Common Stock

There presently is a limited market for our common stock, and the price of our common stock may be volatile.

Our common stock is currently quoted on The NASDAQ Stock Market LLC. There could be volatility in the volume and market price of our common stock moving forward. This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of “bid” and “ask” quotations, and generally lower trading volume. In addition, factors such as quarterly variations in our operating results, changes in financial estimates by securities analysts, or our failure to meet our or their projected financial and operating results, litigation involving us, factors relating to the oil and gas industry, actions by governmental agencies, national economic and stock market considerations, as well as other events and circumstances beyond our control could have a significant impact on the future market price of our common stock and the relative volatility of such market price.

Securities analysts may not initiate coverage or continue to cover our shares of common stock and this may have a negative impact on the market price of our shares of common stock.

The trading market for our shares of common stock will depend, in part, on the research and reports that securities analysts publish about our business and our shares of common stock. We do not have any control over these analysts. If securities analysts do not cover our shares of common stock, the lack of research coverage may adversely affect the market price of those shares. If securities analysts do cover our shares of common stock, they could issue reports or recommendations that are unfavorable to the price of our shares of common stock, and they could downgrade a previously favorable report or recommendation, and in either case our share prices could decline as a result of the report. If one or more of these analysts does not initiate coverage, ceases to cover our shares of common stock or fails to publish regular reports on our business, we could lose visibility in the financial markets, which could cause our share prices or trading volume to decline.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Our stockholders could sell substantial amounts of common stock in the public market, including shares sold upon the filing of a registration statement that registers such shares and/or upon the expiration of any statutory holding period under Rule 144 of the Securities Act of 1933 (the “Securities Act”), if available, or upon the expiration of trading limitation periods. Such volume could create a circumstance commonly referred to as a market “overhang” and in anticipation of which the market price of our common stock could fall. Additionally, we have a large number of warrants that are presently exercisable. The exercise of a large amount of these securities followed by the subsequent sale of the underlying stock in the market would likely have a negative effect on our common stock’s market price. The existence of an overhang, whether or not sales have occurred or are occurring, also could make it more difficult for us to secure additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our directors and officers have rights to indemnification.

Our Bylaws provide, as permitted by governing Nevada law, that we will indemnify our directors, officers, and employees, whether or not then in service as such, against all reasonable expenses actually and necessarily incurred by him or her in connection with the defense of any litigation to which the individual may have been made a party because he or she is or was a director, officer, or employee of the company. The inclusion of these provisions in the Bylaws may have the effect of reducing the likelihood of derivative litigation against directors and officers, and may discourage or deter stockholders or management from bringing a lawsuit against directors and officers for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

We do not anticipate paying any cash dividends on our common stock.

We do not anticipate paying cash dividends on our common stock for the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, to implement our business strategy; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

NASDAQ may delist our common stock from trading on its exchange, which could limit shareholders’ ability to trade our common stock.

As a listed company on NASDAQ, we are required to meet certain financial, public float, bid price and liquidity standards on an ongoing basis in order to continue the listing of our common stock. If we fail to meet these continued listing requirements, our common stock may be subject to delisting. If our common stock is delisted and we are not able to list our common stock on another national securities exchange, we expect our securities would be quoted on an over-the-counter market. If this were to occur, our shareholders could face significant material adverse consequences, including limited availability of market quotations for our common stock and reduced liquidity for the trading of our securities. In addition, we could experience a decreased ability to issue additional securities and obtain additional financing in the future.

Issuance of our stock in the future could dilute existing shareholders and adversely affect the market price of our common stock.

We have the authority to issue up to 150,000,000 shares of common stock and 10,000,000 shares of preferred stock, and to issue options and warrants to purchase shares of our common stock. We are authorized to issue significant amounts of common stock in the future, subject only to the discretion of our board of directors. These future issuances could be at values substantially below the price paid for our common stock by investors. In addition, we could issue large blocks of our stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval. Because the trading volume of our common stock is relatively low, the issuance of our stock may have a disproportionately large impact on its price compared to larger companies.

The issuance of preferred stock in the future could adversely affect the rights of the holders of our common stock.

An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our board of directors’ authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.

USE OF PROCEEDS

We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from the sale thereof. We will, however, receive proceeds from any Warrants exercised, which are exercisable for cash. We will use any proceeds received from the exercise of Warrants for working capital and general corporate purposes. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees, and fees and expenses of our counsel and our accountants.

DETERMINATION OF OFFERING PRICE

This offering is being made solely to allow the selling stockholders to offer and sell shares of common stock to the public. The selling stockholders may offer for resale some or all of their shares at the time and price that they choose. On any given day, the price per share is likely to be based on the market price for the common stock on NASDAQ on the date of sale, unless shares are sold in private transactions. Consequently, we cannot currently make a determination of the price at which shares offered for resale pursuant to this prospectus may be sold.

SELLING STOCKHOLDERS

The following is a table of the selling stockholders.  The shares of common stock being offered by the selling stockholders include shares of common stock held by selling stockholders and shares of common stock issuable to the selling stockholders upon conversion of certain convertible promissory notes held by the selling stockholders and upon exercise of certain warrants held by the selling stockholders.  Beneficial ownership in the table below is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) promulgated by the SEC, and generally includes voting or investment power with respect to securities.  The inclusion of any shares in this table does not constitute an admission of beneficial ownership.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders.  After the date of effectiveness of the registration statement of which this prospectus is a part, a selling stockholder may sell or transfer, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of its common stock.  At the time of the acquisition of the shares of common stock, the convertible promissory notes and the warrants, the selling stockholders had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to distribute any securities.

The information in the table below is based on the information provided to us by the selling stockholders and is as of the date the same was provided to us.  The information set forth concerning the selling stockholders includes the number of shares currently held and the number of shares offered by each selling stockholder.  The ownership percentages in the table are based on the 73,677,793 shares of common stock we had outstanding as of August 9, 2019.  Shares of common stock subject to warrants, options and other convertible securities that are currently exercisable or exercisable within 60 days are considered outstanding and beneficially owned by a selling stockholder who holds those warrants, options or other convertible securities for the purpose of computing the percentage ownership of that selling stockholder, but are not treated as outstanding for the purpose of computing the percentage ownership of any other selling stockholder.  Unless otherwise footnoted, share amounts represent shares of common stock.  Unless otherwise footnoted, the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. None of the selling security holders below is a registered broker-dealer.

			Shares Beneficially Owned After the Offering
Selling Stockholders	Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares Being Offered	Number (1)	Percentage (%)*
Gordon L. Holmes	181,250	175,000	6,250	*
Steven Mark Nelson	62,500	62,500	0	*
Robin Denkinger	82,500	62,500	20,000	*
Matthew Tondini	15,000	15,000	0	*
Orion 4 LLC (2)	30,000	30,000	0	*
Danny Noonan	450,000	150,000	300,000	*
John R. Shand	439,324	62,500	376,824	*
Hans A. Mansion	1,007,878 (3)	796,000	211,878 (3)	*
Allan Marshall	218,182 (4)	218,182 (4)	0	*
Thoroughbred Capital Advisors LLC (5)	1,974,546 (6)	1,974,546 (6)	0	*
_________________________

*	Less than 1%
(1)	Assumes all shares offered by the selling stockholders are sold.
(2)	Mohsen Khorassani, the chief executive officer of this entity, has sole voting and investment power.
(3)	Includes 106,278 shares of common stock over which he has shared voting and investment power.

(4)
Includes a promissory note that is convertible into 181,818 shares of common stock, which promissory note is presently exercisable, and warrants that are exercisable into 36,364 shares of common stock, which warrants are presently exercisable.

(5)	Joe Giamichael, the manager of this entity, has sole voting and investment power.
(6)
Includes a promissory note that is convertible into 1,645,455 shares of common stock, which promissory note is presently exercisable, and warrants that are exercisable into 329,091 shares of common stock, which warrants are presently exercisable.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable to the selling stockholders to permit the resale of these shares of common stock by the holders of the shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

·	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

·	an exchange distribution in accordance with the rules of the applicable exchange;

·	privately negotiated transactions;

·	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

·	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

·	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

·	a combination of any such methods of sale; and

·	any other method permitted pursuant to applicable law.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 5110.

In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and if such short sale shall take place after the date that this Registration Statement is declared effective by the SEC, the selling stockholders may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each selling stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Upon the company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any, and any legal expenses incurred by it. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with documentation and agreements with the selling stockholders, or we may be entitled to contribution.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following is a description of certain provisions relating to the Common Shares, Notes and Warrants. For additional information regarding our stock, please refer to our Articles of Incorporation (as amended) and our Amended and Restated Bylaws, all of which have previously been filed with the SEC.

General

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.  We have no shares of preferred stock outstanding.

Common Stock

As of August 9, 2019, there were 73,677,793 shares of common stock outstanding. We are registering 3,546,228 shares of our common stock, in aggregate.

The rights of all holders of the common stock are identical in all respects.  Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders.  The holders of the common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. The current policy of the Board of Directors, however, is to retain earnings, if any, for reinvestment.

Upon liquidation, dissolution or winding up of the Company, the holders of the common stock are entitled to share ratably in all aspects of the Company that are legally available for distribution, after payment of or provision for all debts and liabilities and after payment to the holders of preferred stock, if any.  The holders of the common stock do not have preemptive subscription, redemption or conversion rights under our Articles of Incorporation. Cumulative voting in the election of directors is not permitted. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

Our common stock is listed on the NASDAQ Capital Market under the symbol “TRCH.”

8% Unsecured Convertible Promissory Notes

Some of the shares of common stock covered by this prospectus underly certain 8% Unsecured Convertible Promissory Notes (the “Notes”) held by the selling stockholders. We sold the Notes to two investors in July 2019 in a private offering. The Notes have a total principal amount of $2,010,000 and mature on May 31, 2021. The Notes are convertible into shares of our common stock at a conversion price of $1.10 per share. The Notes are redeemable, in whole or in part, anytime, provided that if we elect to redeem the Notes before the first anniversary of original issue date, we must pay all unpaid interest that would have been earned from the redemption date through such first anniversary. We may require conversion of the Notes, in whole or in part, if (i) there is an effective registration statement filed with the SEC covering the shares of common stock underlying the Notes or such shares are eligible for resale under Rule 144 under the Securities Act, (ii) there is a 30-day average daily trading volume of 150,000 or more shares of common stock for the last 30 consecutive trading days, and (iii) the closing price of our common stock is $1.75 or more for 10 consecutive trading days.

Warrants

Some of the shares of common stock covered by this prospectus underly certain Warrants that were issued to the Note holders in connection with the private offering of the Notes in July 2019 (the “Warrants”). Each investor in the private offering received a Warrant to purchase a number of shares of common stock equal to 20% of the number of shares of common stock issuable upon conversion of such investor’s Note, amounting to a total of 365,455 Warrants being issued in connection with the offering. The Warrants have an exercise price of $1.35 per share and expire in June 2022. We may require exercise of the Warrants, in whole or in part, if (i) there is an effective registration statement filed with the SEC covering the shares of common stock underlying the Warrants and (ii) the closing price of our common stock on the trading market is $2.00 for more for 20 consecutive trading days.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Torchlight Energy Resources, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018 have been audited by Briggs & Veselka Co., our independent registered public accounting firm, as stated in its report included in such consolidated financial statements, and have been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

Certain information contained in the documents we incorporate by reference in this prospectus with respect to the oil and natural gas reserves associated with our oil and natural gas prospects is derived from the reports of PeTech Enterprises, Inc., an independent petroleum and natural gas consulting firm, and has been incorporated by reference in this prospectus upon the authority of said firm as an expert with respect to the matters covered by such reports and in giving such reports.

LEGAL MATTERS

The validity of the issuance of the common stock offered under this prospectus has been passed upon for us by Axelrod & Smith, Houston, Texas.

COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As permitted by Nevada law, our Bylaws provide that we shall indemnify a person in connection with an action, suit or proceeding, whether civil, criminal, administrative or investigative, including without limitation an action in our right to procure a judgment in our favor, by reason of the fact that the person is or was our director, officer, employee or agent, including attorneys’ fees, judgments, fines and amounts paid in settlement, if the person acted in good faith and did not breach his or her fiduciary duties to the company through intentional misconduct, fraud or a knowing violation of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All such expenses will be paid by us.

Securities and Exchange Commission Registration Fee	$457.74
Printing and Engraving Expenses	$2,000.00
Accounting Fees and Expenses	$10,000.00
Legal Fees and Expenses	$10,000.00
Blue Sky Qualification Fees and Expenses	-0-
Miscellaneous	$1,000.00

TOTAL	$23,457.74

 Item 15. Indemnification of Directors and Officers.

Our Bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in our right, by reason of the fact that the person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes (“NRS”); or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

Our Bylaws also provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that the person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to us or for amounts paid in settlement to us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Further, our Bylaws provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by us.

Sections 78.7502 and 78.751 of the NRS permit the indemnifications described above.  Further, Section 78.7502 provides that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, we are required to indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

 Item 16. Exhibits.

The following is a list of exhibits filed as part of this registration statement. Where so indicated by footnote, exhibits which were previously filed are incorporated herein by reference. Any statement contained in an incorporated document will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Exhibit No.	Description

2.1	Share Exchange Agreement dated November 23, 2010. (Incorporated by reference from Form 8-K filed with the SEC on November 24, 2010.) *

4.1	8% Unsecured Convertible Promissory Note (form of)

4.2	Warrant (form of)

5.1	Legal Opinion of Axelrod & Smith

23.1	Consent of Briggs & Veselka Co.

23.2	Consent of Axelrod & Smith (incorporated in Exhibit 5.1)

23.3	Consent of PeTech Enterprises, Inc.

24.1	Power of Attorney (included in signature page hereto)

* Incorporated by reference from our previous filings with the SEC.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(a), (1)(b) and (1)(c) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on September 4, 2019.

TORCHLIGHT ENERGY RESOURCES, INC.

By:	/s/ John A. Brda
John A. Brda
President and Chief Executive Officer

POWER OF ATTORNEY

We the undersigned officers and directors of Torchlight Energy Resources, Inc., hereby, severally constitute and appoint John A. Brda and Gregory McCabe, each of them singly, our true and lawful attorneys with full power to them and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Torchlight Energy Resources, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering which may be filed under Rule 462(b).

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John A. Brda
John A. Brda	Director, Chief Executive Officer, President and Secretary	September 4, 2019

/s/ Gregory McCabe
Gregory McCabe	Director (Chairman of the Board)	September 4, 2019

/s/ Roger N. Wurtele
Roger N. Wurtele	Chief Financial Officer and Principal Accounting Officer	September 4, 2019

/s/ Robert Lance Cook
Robert Lance Cook	Director	September 4, 2019

/s/ Alexandre Zyngier
Alexandre Zyngier	Director	September 4, 2019

/s/ Michael J. Graves
Michael J. Graves	Director	September 4, 2019